Exhibit 10.17

HIMS, INC.

December 21, 2020

Spencer Lee

Dear Spencer:

Hims, Inc. (the “Company”) is pleased to offer you continuing employment on the following terms, effective as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Oaktree Acquisition Corp., Rx Merger Sub, Inc. and the Company.

1. Position. Your title will be Chief Financial Officer of Hims & Hers Health, Inc. (the “Parent,” and together with the Company, the “Company Group”), and you will report to the Parent’s Chief Executive Officer. This is a full-time position. While you render services to the Company Group, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company Group. By signing this letter agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company Group.

2. Cash Compensation. The Company will pay you a base salary at the rate of $468,000 per year, payable in accordance with its standard payroll schedule. This salary will be subject to adjustment pursuant to the Company Group’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year. The bonus (if any) will be awarded based on objective or subjective criteria established by the Parent’s Chief Executive Officer and approved by the Parent’s Board of Directors or its Compensation Committee. Your target bonus will be equal to 50% of your annual base salary. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company Group at the time of payment (except as provided in the Severance Agreement, as defined below). The determinations of the Parent’s Board of Directors or its Compensation Committee with respect to your bonus will be final and binding.

3. Benefits and Expenses. During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company Group from time to time, subject to plan terms and generally applicable policies. A full description of these benefits is available upon request. The Company Group shall reimburse you for all reasonable business expenses of types authorized by the Company Group and reasonably and necessarily incurred or paid for by you in the performance of your duties, responsibilities, and authorities hereunder, provided that you shall submit proof of such business expenses and comply with such reasonable budget limitations with respect to expenses as established from time to time.

Spencer Lee

December 21, 2020

4. Vacation. Exempt and nonexempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by Spencer Lee their supervisor. Exempt and nonexempt employees do not accrue vacation, and there is no set guideline as to how much vacation each employee will be permitted to take. Supervisors will approve paid vacation requests based on the employee’s progress on work goals or milestones, status of projects, fairness to the working team, and productivity and efficiency of the employee. Since vacation is not allotted or accrued, “unused” vacation time will not be carried over from one year to the next nor paid out upon termination. Compensation and benefits may be changed by the Company Group from time to time in its discretion. For the avoidance of doubt, the flexible paid time off policy permits you to take time off for, among other things, the reasons and amount of time covered under all applicable paid sick leave laws.

5. Severance and Equity Vesting Acceleration. You remain eligible for severance and vesting acceleration benefits as described in that certain Change in Control and Severance Agreement that you previously signed (the “Severance Agreement”).

6. Equity. You have been granted, awarded or purchased shares of the Company’s stock, or awards exercisable for, or that may be settled into, shares of the Company’s stock, from time to time. All such shares or awards remain subject to their terms and to the terms of the incentive plan pursuant to which such shares or awards were granted, awarded or sold (if and as applicable).

7. Employee Confidential Information and Inventions Assignment Agreement; Employee Handbook. Like all Company employees, you remain subject to the Employee Confidential Information and Inventions Assignment that you previously signed, as well as to the terms and conditions of the Company’s Employee Handbook, as in effect from time to time.

8. Employment Relationship. Employment remains for no specific period of time. Your employment remains “at will,” meaning that either you or the Company Group may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company Group on this term. Although your job duties, title, compensation and benefits, as well as the Company Group’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company Group (other than you).

9. Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation. You agree that the Company Group does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company, the Parent or their respective Board of Directors related to tax liabilities arising from your compensation.

Spencer Lee

December 21, 2020

10. Interpretation, Amendment and Enforcement. This letter agreement, the Severance Agreement, the Employee Confidential Information and Inventions Assignment and the Company’s Employee Handbook supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company Group and constitute the complete agreement between you and the Company Group regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company Group.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions, please call me.

Very truly yours,

HIMS, INC.

/s/ Andrew Dudum
By:	Andrew Dudum
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ Spencer Lee
Signature of Employee

Dated: December 21, 2020